SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ANESIVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ANESIVA, INC.

650 Gateway Boulevard

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Anesiva, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 8, 2008 at 9:00 a.m. local time at the Marriott San Francisco Airport, 1800 Old Bayshore Highway, Burlingame, California, 94010 for the following purposes:

1.	To elect four directors to hold office until our 2011 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2008.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 27, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Patrick A. Broderick
Patrick A. Broderick
Vice President, General Counsel and Secretary

South San Francisco, California

April 7, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ANESIVA, INC.

650 Gateway Boulevard

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 8, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anesiva, Inc. (sometimes referred to as the “Company” or Anesiva) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 8, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 27, 2008 will be entitled to vote at the annual meeting. On this record date, there were 40,446,031 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on March 27, 2008 your shares were registered directly in your name with Anesiva’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 27, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of four directors to hold office until our 2011 Annual Meeting of Stockholders; and

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., eastern time on Wednesday, May 7, 2008 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/ansv to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., eastern time on Wednesday, May 7, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anesiva. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 27, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all four nominees for director and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California, 94080.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 8, 2008, to our Secretary, care of Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California, 94080. If you wish to submit a proposal to be included in next year’s proxy materials or nominate a director, pursuant to our Bylaws you must provide specified information to us between January 8, 2009 and February 7, 2009. You are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

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For the election of directors, the four nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal No. 2 ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ended December 31, 2008, must receive “For” votes from the holders of a majority of shares present either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 40,446,031 shares outstanding and entitled to vote. Thus, the holders of 20,223,016 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Anesiva’s Board of Directors is divided into three classes with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has ten members. There are four directors in the class whose term of office expires in 2008. Each of the nominees listed below is currently a director of the Company. Drs. Oronsky and Powell were previously elected by the stockholders. Mr. Harper was elected by the Board of Directors in May, 2007, and Mr. Janney was elected by the Board of Directors in February, 2008. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Messrs. McLaughlin, Colligan, Eckert and Harper, and Drs. Oronsky, Powell and Zerbe attended our 2007 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Anesiva, Inc.’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

James A. Harper is 60 years old and has served as a member of our Board of Directors since May 2007. He retired in 2004 from Eli Lilly and Company, where he most recently served as Group Vice President, Global Marketing and Sales and as a member of the Senior Management Forum. Previously at Eli Lilly, Mr. Harper was President of the Diabetes and Growth Disorders division. Prior to Eli Lilly, Mr. Harper served as President and Chief Executive Officer of Advanced Cardiovascular Systems, a medical device maker. He received a B.A. from Vanderbilt University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Daniel S. Janney is 42 years old and has served as a member of our Board of Directors since February 2008. Mr. Janney previously served on our Board of Directors from November 2000 to December 2005. Since 1996, Mr. Janney has been a managing director of Alta Partners, a venture capital firm. Prior to Alta Partners, he was Vice President at Montgomery Securities' health care and biotechnology investment banking group from 1993 to 1996. Previously, Mr. Janney was an associate at Bankers' Trust Company in the leveraged buyout/private equity group. Mr. Janney currently serves on the Board of Directors of ChemGenex Pharmaceuticals Ltd. as well as several private companies. Mr. Janney received a B.A. from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

Arnold L. Oronsky, Ph.D. is 68 years old and has served as a member of our Board of Directors since December 2005. Dr. Oronsky is a General Partner with InterWest Partners, a venture capital firm focusing on investments in medical and information technology. Dr. Oronsky joined InterWest in a full-time capacity in 1994 after serving as a special limited partner since 1989. In addition to the position of General Partner at InterWest, he also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From March

2001 to December 2005, Dr. Oronsky served on the Board of Directors of AlgoRx Pharmaceuticals, Inc. From 1980 to 1993, Dr. Oronsky was the Vice President for Discovery Research at the Lederle Laboratories division of American Cyanamid Company, a pharmaceutical company. From 1970 to 1972, Dr. Oronsky was assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the Board of Directors of Aspreva Pharmaceuticals Corporation, Metabasis Therapeutics, Inc. and Dynavax Technologies Corp. He received a Ph.D. from Columbia University’s College of Physicians and Surgeons.

Michael F. Powell, Ph.D. is 53 years old and has served as a member of our Board of Directors since December 2005. He has served as managing director of Sofinnova Ventures, a venture capital firm, since 1997. Previously, he was a Group Leader at Genentech, Inc. from December 1990 to June 1997 and Director of Product Development for Cytel Corporation, a biotechnology company, from September 1987 to December 1990. In 1993, Dr. Powell was honored as a Fellow by the American Association of Pharmaceutical Scientists. From March 2001 to December 2005, Dr. Powell served on the Board of Directors of AlgoRx Pharmaceuticals, Inc. Dr. Powell serves on the Board of Directors of Threshold Pharmaceuticals, Inc. and Orexigen, both biotechnology companies, as well as several private biotechnology companies, including Diobex, Trius, Anza Therapeutics, InteKrin Therapeutics, and Ascenta. He received a Ph.D. in Chemistry from the University of Toronto in 1981 and was a postdoctoral fellow in Bio-Organic Chemistry at the University of California, Berkeley.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Thomas J. Colligan is 63 years old and joined the Board of Directors in July 2004. He retired as a Vice Chairman of PricewaterhouseCoopers LLP, having served in that role from 2001 to 2004. During his 35 years at PricewaterhouseCoopers, he provided financial and managerial expertise to companies in a number of industries including pharmaceutical, technology, telecommunications and consumer products. Early in his career with Coopers & Lybrand, LLP, he was the managing partner of the Philadelphia office (the founding office of the firm) and the Pennsylvania region including, Harrisburg, Pittsburgh and Valley Forge. Mr. Colligan is a licensed CPA in New York, New Jersey and Pennsylvania, and is a member of these State Societies of CPAs and the American Institute of CPAs. He is currently Vice Dean at the Wharton Business School of the University of Pennsylvania, and is a member of the Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University. In addition, he serves on the Board of Schering Plough Corp. He received a B.A. in Accounting and a B.S. from the Fairleigh Dickinson University.

Rodney A. Ferguson, J.D., Ph.D. is 51 years old and has been a member of our Board of Directors since November 2000 and Chairman of the Board of Directors since August 2002. Dr. Ferguson is a Managing Director of Panorama Capital, LLC, a venture capital firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co., where he is responsible for life science investments. Panorama Capital also advises J.P. Morgan Partners with respect to its investment in Anesiva. Prior to August 1, 2006, Dr. Ferguson was a Partner with J.P. Morgan Partners, LLC. From 1999 to 2000, Dr. Ferguson was a partner at InterWest Partners, a venture capital firm, where he focused on investments in medical technology. From 1988 to 1999, Dr. Ferguson held a variety of positions at Genentech, Inc., including Senior Corporate Counsel and Senior Director of Business and Corporate Development. Dr. Ferguson serves on the Board of Directors of several private life science companies. He received a B.S. in Biochemistry from the University of Illinois, a Ph.D. in Biochemistry from the State University of New York, Buffalo and a J.D. from Northwestern University.

Robert L. Zerbe, M.D. is 57 years old and has served on our Board of Directors since December 2005. Dr. Zerbe founded and has served as the Chief Executive Officer of QuatRx Pharmaceuticals Company, a biopharmaceutical company, since December 2000. Dr. Zerbe has extensive experience in regulatory affairs and global clinical development at Eli Lilly and Company (U.S. & U.K.), where he held a variety of research and development positions, including Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Parke-Davis in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development, during which he oversaw the successful development programs for Lipitor®, Neurontin® and other key products. Dr. Zerbe serves on the Board of Directors of AP Pharma and Aastrom Biosciences. He received an M.D. from Indiana University and did post-graduate training in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Mental Health.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

James Campbell, M.D. is 59 years old and joined the Board of Directors in June 2007. Dr. Campbell is the Chief Executive Officer of Arcion Therapeutics, Inc., a private life sciences company. Dr. Campbell also serves as an Executive-in-Residence at InterWest Partners. Since 1973, Dr. Campbell has been a professor of neurosurgery in the Department of Neurosurgery at the John Hopkins University School of Medicine, and is the founder and former Chairman of the Board of the American Pain Foundation. Dr. Campbell received a B.A. in Psychology from the University of Michigan and an M.D. from Yale University, School of Medicine.

Carter H. Eckert is 66 years old and has been a member of our Board of Directors since December 2005. From December 2004 through December 2005 Mr. Eckert served on the Board of Directors of AlgoRx Pharmaceuticals, Inc. From February 2003 to March 2004, Mr. Eckert was the Chairman of the Board of Directors and Chief Executive Officer of IMPATH Inc., a cancer information company. In September 2003, IMPATH filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. IMPATH Inc. subsequently sold certain of its assets to IMPAC Medical Systems, Inc. in November 2003 and sold its remaining assets to Genzyme Corporation in May 2004. From 1995 to 2001, Mr. Eckert served as President of Knoll Pharmaceutical Company and as President of the Americas for Knoll’s parent company, BASF Pharma. During that period, Mr. Eckert also was a member of BASF Pharma’s Pharmaceutical Board, where he was responsible for global therapeutic franchises and corporate transactions. Prior to joining Knoll and BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc. where he was responsible for North American operations. Mr. Eckert joined Boots Pharmaceuticals in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories, where he served as President of the Pharmaceutical Products Division. Mr. Eckert is a trustee of Caldwell College. He received a B.S. in Chemical Engineering from the Illinois Institute of Technology and an M.B.A. from Northwestern University.

John P. McLaughlin is 56 years old and has been our Chief Executive Officer, and a member of our Board of Directors since January 2000. From January 2000 to September 2005, Mr. McLaughlin also served as our President. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President with responsibility for many commercial functions. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became FDA laws. Mr. McLaughlin co-founded and served as chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a biopharmaceutical company. He received a B.A. in Government from the University of Notre Dame and a J.D. from the Catholic University of America.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Colligan, Mr. Eckert, Dr. Ferguson, Mr. Harper, Mr. Janney, Dr. Oronsky, Dr. Powell and Dr. Zerbe. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company’s Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Dr. Campbell is not an independent director by virtue of his prior consulting relationship with the Company, which terminated in May 2007.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2007, the Company’s independent directors met five (5) times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2007 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
James N. Campbell(1)	—		—		—
Charles M. Cohen, Ph.D.(2)	—		X		—
Thomas J. Colligan	X	*	—		—
Carter H. Eckert	X		—		—
Rodney A. Ferguson, Ph.D.	—		X	*	X
James A. Harper(3)	—		X		—
Daniel S. Janney(4)	—		—		X
John P. McLaughlin	—		—		—
Arnold L. Oronsky, Ph.D.	—		—		X	*
Michael F. Powell, Ph.D.	X		—		X
Robert L. Zerbe, M.D.	—		X		—
Total meetings in fiscal 2007	7		6		3

*	Committee Chairperson
(1)	Appointed to the Board of Directors on June 29, 2007
(2)	Resigned from the Board of Directors on June 11, 2007
(3)	Appointed to the Board of Directors on May 22, 2007
(4)	Appointed to the Board of Directors on February 6, 2008

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The

Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions.

The Audit Committee of the Board of Directors is responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•

overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance, and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing the Board of Directors with the results of its monitoring and recommendations; and

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providing to the Board of Directors additional information and materials as it deems necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

Our Audit Committee is currently comprised of Messrs. Colligan and Eckert and Dr. Powell. Mr. Colligan is the chairman of the Audit Committee. The Audit Committee met seven times during the fiscal year. The Audit Committee has adopted a written charter that is available on the Company’s website at www.anesiva.com.

The Board of Directors has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Mr. Colligan is an “audit committee financial expert” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year end December 31, 2007 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm their independence from management and the Company. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2007.

Mr. Thomas J. Colligan

Mr. Carter H. Eckert Dr. Michael F. Powell

Compensation Committee

The Compensation Committee is composed of three directors: Drs. Ferguson and Zerbe and Mr. Harper. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met six times during the fiscal year. The Compensation Committee has adopted a written charter that is available on the Company’s website at www.anesiva.com. Dr. Charles Cohen served as a member of the Compensation Committee until his resignation from the Board of Directors in June 2007.

The Compensation Committee of the Board of Directors is responsible for, among other things:

•

reviewing and approving for our chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, compensation policies or arrangements;

•	reviewing and making recommendations to the Board of Directors regarding the compensation policy for such other senior management as directed by the Board of Directors;

•	reviewing and making recommendations to the Board of Directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•

preparing a report to be included in our annual proxy statement which describes: (a) the criteria on which compensation paid to our chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of our benefit plans, including making amendments to the plans, and changes in the number of shares reserved for issuance thereunder.

Commencing in 2007, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least six times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the executive officers and Radford Services and Consulting (“Radford”), an independent compensation consulting group. The Compensation Committee meets regularly in executive session with no executive officers present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In February 2007, the Company, at the direction of the Compensation Committee, retained the independent compensation consulting firm of Radford to assist the Committee in evaluating our compensation practices. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed and approved by the Compensation Committee and the Board of Directors in connection with developing and approving our compensation plan.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his cash compensation as well as any equity awards to be granted. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Up until January 4, 2007, the Company had a Stock Award Committee of the Board of Directors that granted stock awards pursuant to the 2003 Equity Incentive Plan to new Anesiva non-executive employees. The grants were made in accordance with guidelines adopted by the Compensation Committee. Except as approved by the Compensation Committee, the grants did not exceed 15,000 shares per new employee, and the total number of options granted to all new employees in a quarter did not exceed an aggregate of 150,000 shares. The Stock Award Committee was comprised of Mr. McLaughlin. On January 4, 2007 the Compensation Committee adopted new procedures for making equity grants to non-executive employees and the Stock Award Committee was terminated.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Drs. Ferguson and Zerbe and Mr. Harper. During 2007, Dr. Cohen served as a member of the Compensation Committee as well, until his resignation from the Board of Directors in June 2007. None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Dr. Rodney A. Ferguson

Mr. James A. Harper

Dr. Robert L. Zerbe

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•	reviewing the Board of Directors’ structure, composition, and practices, and making recommendations on these matters to the Board of Directors;

•	reviewing, soliciting and making recommendations to the Board of Directors and stockholders with respect to candidates for election to the Board of Directors; and

•	overseeing compliance by employees with our Code of Conduct.

Our Nominating and Corporate Governance Committee is comprised of Drs. Ferguson, Oronsky and Powell and Mr. Janney. Dr. Oronsky is the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website at www.anesiva.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met three times during the fiscal year.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Anesiva, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Anesiva and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Anesiva, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Anesiva during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. The Nominating and Corporate Governance Committee has paid fees to third parties to assist in the process of identifying and evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board of Directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. This information is available on the Company’s website at www.anesiva.com.

CODE OF CONDUCT

The Company has adopted a Code of Conduct that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.anesiva.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and the Board of Directors has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006, by Ernst & Young LLP, the Company’s principal registered public accounting firm.

	Fiscal Year Ended
	2007	2006
Audit Fees	$641,499	$654,375
Audit-related Fees	—	—
Tax Fees(1)	58,000	80,400
All Other Fees	—	—

Total Fees	$699,499	$734,775

(1)	Tax Fees include assistance with state and federal return preparation.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2007, all of the total hours expended on the Company’s financial audit by Ernst & Young LLP were provided by Ernst & Young LLP full-time permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of services has been delegated to Mr. Colligan, Chairman of the Audit Committee, and any such pre-approval must be reported to the full Audit Committee at its next scheduled meeting. All services rendered by Ernst & Young LLP during 2006 and 2007 were pre-approved in accordance with the above policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 19, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 19, 2008. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 40,446,031 shares of our common stock outstanding as of March 19, 2008. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 days of March 19, 2008	Shares Subject to a Right of Repurchase/Forfeiture Within 60 days of March 19, 2008		Shares Beneficially Owned(1)
				Number	Percent
5% Stockholders
Entities affiliated with Alta Partners II, Inc. and Alta Partners IV, Inc.(2)	—	—		6,696,645	16.6
Entities affiliated with InterWest Partners(3)	67,500	—		4,864,233	12.0
Entities affiliated with CVCA, LLC(4)	82,500	—		3,451,529	8.5
Entities affiliated with Sofinnova Ventures(5)	—	—		4,906,973	12.2

Directors and Executive Officers
James N. Campbell	60,000	—		128,000	*
Thomas J. Colligan	85,000	—		87,500	*
Carter H. Eckert	67,500	—		80,758	*
Rodney A. Ferguson, Ph.D.(6)(7)(8)	82,500	—		3,451,563	8.5
James A. Harper	50,000			59,030	*
Daniel S. Janney(2)	50,000	—		6,746,645	16.7
Arnold L. Oronsky, Ph.D.(3)(9)(10)	67,500	—		4,874,417	12.1
Michael F. Powell, Ph.D.(5)(11)	67,500	—		4,974,538	12.3
Robert L. Zerbe, M.D.	67,500	—		67,500	*
Patrick A. Broderick	197,875	5,333	(12)	214,335	*
Nancy E. Donahue	185,500	5,333	(12)	208,151	*
Daniel J. Gennevois(13)	156,150	6,666	(12)	173,706	*
James Z. Huang(14)(15)	320,375	18,000	(12)	395,032	*
John P. McLaughlin(16)	766,250	33,333	(12)	895,274	2.2
Richard P. Powers(17)	131,137	—		157,734	*
John X. Regan	197,525	7,333	(12)	214,212	*

All directors and executive officers as a group (17 persons)	2,692,780	79,331	(12)	22,875,404	56.6

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the

Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,446,031 shares outstanding on March 19, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Includes (a) 6,172,840 shares held by Alta Partners VIII, L.P., (b) 506,606 shares held by Alta California Partners III, L.P., and (c) 17,199 shares held by Alta Embarcadero Partners III, LLC., collectively, the Alta Partners Funds. Mr. Janney, one of our current directors, is a managing director of Alta Partners Management VIII, LLC, which is the general partner of Alta Partners VIII, L.P., and is also a managing director of Alta California Management Partners III, LLC, which is the general partner of Alta California Partners III, L.P. Mr. Janney is also a manager of Alta Embarcadero Partners III, LLC. As managing director and manager of these entities, Mr. Janney may be deemed to share voting and investment powers over the shares held by the funds. Mr. Janney disclaims beneficial ownership of the shares held by the Alta Partners entities, except to the extent of his pecuniary interest therein. The address for the Alta Partners Funds is One Embarcadero Center, Suite 3700, San Francisco, California, 94111.
(3)	Includes (a) 4,627,266 shares held by InterWest Partners VIII, L.P., (b) 132,388 shares held by InterWest Investors Q VIII, L.P., (c) 37,079 shares held by InterWest Investors VIII, L.P., collectively, the InterWest Funds, and (d) options to purchase 67,500 shares granted to Dr. Oronsky, one of our current directors. Dr. Oronsky is obligated to transfer any shares issued pursuant to the exercise of such options to InterWest. Dr. Oronsky, one of our current directors, is a Managing Director of InterWest Management Partners VIII, LLC, the general partner of the InterWest Funds. Dr. Oronsky has shared voting and dispositive powers over the shares held by the InterWest Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by the InterWest Funds, except to the extent of his pecuniary interest therein. The address for the InterWest Partners is 2710 Sand Hill Road, Second Floor, Menlo Park, California, 94025.
(4)	Includes (a) 2,886,121 shares held by CVCA, LLC, or CVCA, (b) 234,689 shares held by J.P. Morgan Partners Global Investors, L.P., (c) 35,134 shares held by J.P. Morgan Partners Global Investors A, L.P., (d) 118,118 shares held by J.P. Morgan Partners Global Investors (Cayman), L.P., (e) 13,198 shares held by J.P. Morgan Partners Global Investors (Cayman) II, L.P., (f) 81,769 shares held by J.P. Morgan Partners Global Investors (Selldown), L.P. and (g) options to purchase 82,500 shares granted to Dr. Rodney Ferguson, one of our directors. Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such options to CVCA. The sole member of CVCA is J.P. Morgan Partners (BHCA), L.P., or JPMP BHCA, the general partner of which is JPMP Master Fund Manager, L.P., or JPMP MFM, the general partner of which is JPMP Capital Corp., or JPMP Capital, a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded bank holding company, or J.P. Morgan Chase. Each of JPMP BHCA, JPMP MFM, JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by CVCA, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Additionally, JPMP Capital is the general partner of JPMP Global Investors, L.P., the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and J.P. Morgan J.P. Morgan Partners Global Investors (Selldown), L.P., collectively, the J.P. Morgan Funds and together with CVCA, JPMP BHCA, JPMP MFM and JPMP Capital, or the JPMP Entities. Each of JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by the J.P. Morgan Funds, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for J.P. Morgan is 2440 Sand Hill Road #302, Menlo Park, California, 94025.
(5)

Includes (a) 1,148,524 shares held by Sofinnova Venture Partners V, L.P., (b) 37,145 shares held by Sofinnova Venture Affiliates V, L.P., (c) 17,600 shares held by Sofinnova Venture Principals V, L.P., and (d) 3,703,704 shares held by Sofinnova Venture Partners VII, L.P., collectively, the Sofinnova Funds. Dr. Powell, one of our current directors, is a Managing Director of the Sofinnova Funds and a Managing Member of Sofinnova Management V, L.L.C., the general partner of the Sofinnova Funds. Dr. Powell has shared voting and dispositive powers over the shares held by the Sofinnova Funds. Dr. Powell disclaims beneficial ownership of the shares held by the Sofinnova Funds, except to the extent of his pecuniary interest therein. The address for the Sofinnova Funds is 140 Geary Street, 10th Floor, San Francisco, California, 94108.

(6)	Dr. Ferguson is a Managing Director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital serves as an advisor to CCMP Capital Advisors, LLC, in connection with certain J.P. Morgan Partners, LLC securities holdings. CCMP Capital Advisors, LLC serves as an advisor to J.P. Morgan Partners, LLC in connection with certain of J.P. Morgan Partners, LLC’s securities holdings. Prior to August 1, 2006, Mr. Ferguson was a Partner with J.P. Morgan Partners, LLC.
(7)	Includes options to purchase 82,500 shares granted to Dr. Ferguson. Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such options to CVCA, LLC. (See also footnote 4 above.)
(8)	Includes 34 shares held in the Ferguson/Egan Family Trust dated 6/28/99 (“Family Trust”), of which Dr. Ferguson is a trustee and beneficiary. Dr. Ferguson disclaims beneficial ownership of the shares held by the Family Trust, except to the extent of his pecuniary interest therein.
(9)	Includes 9,864 shares held in the Oronsky Living Trust dated 12/15/00, of which Dr. Oronsky is a co-trustee, and 320 shares held by Matadoro Investments, L.P. (“Matadoro”). Dr. Oronsky is the General Partner of Matadoro. He has shared voting and dispositive powers over the shares held by Matadoro. He disclaims beneficial ownership of the shares held by Matadoro, except to the extent of his pecuniary interest therein.
(10)	Includes options to purchase 67,500 shares granted to Dr. Oronsky. Dr. Oronsky is obligated to transfer any shares issued pursuant to the exercise of such options to InterWest Partners. (See also footnote 3 above.)
(11)	Includes options to purchase 67,500 shares granted to Dr. Powell.
(12)	Represents shares of restricted common stock subject to a right of forfeiture in the event the holder ceases to provide services to us.
(13)	Dr. Gennevois terminated employment with the Company on March 5, 2007.
(14)	Mr. Huang terminated employment with the Company on October 22, 2007.
(15)	Includes 46,149 shares held in The Huang Living Trust dated June 8, 2001.
(16)	Includes (a) 1,562 shares held in The John P. McLaughlin Grantor Retained Annuity Trust, (b) 1,562 shares held in The Susan McLaughlin Grantor Retained Annuity Trust, (c) 5,250 shares held in The 2005 John P. McLaughlin Grantor Retained Annuity Trust est. 3/23/05, (d) 6,250 shares held in The 2005 Susan McLaughlin Grantor Retained Annuity Trust est. 3/23/05 and (e) 1,000 shares held by Mr. McLaughlin’s spouse.
(17)	Mr. Powers terminated employment with the Company on February 29, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met, except for one late Form 4 filing made to report a purchase of shares of common stock of the Company by Mr. Harper, one of our current directors.

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to:

•	align compensation with business objectives and individual performance,

•	attract, retain and motivate executives who are expected to contribute to the long-term success of the Company,

•	provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives, and

•	use long-term incentive compensation to align the interests between executives and stockholders and assist in the retention of executive officers.

Executives are expected to contribute to the long-term success of the Company, and the compensation committee’s goal is to provide executives fair and competitive compensation for sustained performance through both cash compensation and long-term incentives. The compensation committee believes that long-term incentives align the interests between executives and stockholders and assists in the retention of executive officers.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 27, are referred to as the “named executive officers.”

The compensation committee created and regularly reviews our compensation philosophy and approves all elements of our compensation program for our named executive officers. The compensation committee recognizes the importance of maintaining sound principles for the development and administration of our compensation programs which are intended to strengthen the link between executive pay and performance. The charter for the compensation committee reflects their responsibilities, and the compensation committee and the board of directors periodically review and revise the charter. The compensation committee charter has been published in the corporate governance section of our website located at www.anesiva.com.

All members of our compensation committee are independent, as defined in Rule 4200(a)(15) of the NASDAQ listing standards and as determined by the board of directors. Qualifications for inclusion on the compensation committee include independence and experience with: compensation, benefits, leading and motivating people, and fiscal responsibility. During fiscal year 2007, the compensation committee was composed of the following directors: James A. Harper, Robert L. Zerbe and Rodney A. Ferguson, who served as chairperson, with Dr. Charles M. Cohen serving until his resignation in June 2007.

The compensation committee meets at scheduled times during the year. The compensation committee met six times during fiscal year 2007. The compensation committee chairperson annually sets the agenda for the scheduled committee meetings, and before each meeting the chairperson, in collaboration with the compensation committee’s compensation consultant and the executive officers, creates a detailed meeting agenda.

On January 4, 2007 the compensation committee adopted new procedures for making equity grants. These procedures were not adopted in response to any perceived failings of prior procedures, but solely in order to adopt current best practice for making equity grants. The procedures for making equity grants adopted by the compensation committee are based on the following guidelines:

•	Equity grants to non-employee directors will be issued automatically according to the terms of the 2003 Non-Employee Directors’ Stock Option Plan.

•	All other grants shall be approved by the compensation committee or the full board.

•	No grants shall be delegated to any other committee or sub-committee of the board of directors or the officers.

•	All grants must be approved at a compensation committee or full board meeting. No grants will be approved by written consent.

•	Grants shall be approved on meeting dates which are annually pre-determined meeting dates.

A stock award committee of the board of directors, with John P. McLaughlin as its sole member previously had the authority to grant stock awards to non-officer new employees in specified amounts for each new hire’s grade level that had been pre-approved by the compensation committee. Pursuant to the guidelines adopted above, the stock award committee was terminated on January 4, 2007.

Determining Executive Compensation

At compensation committee meetings members of management, including the chief executive officer, chief financial officer, general counsel, and certain other executive officers may attend. These executive officers attend at the request and discretion of the compensation committee and present and discuss agenda items, answer questions, and take the minutes of the meeting. The compensation committee may solicit information from the chief executive officer in order to assist the compensation committee in determining executive officer compensation. On a regular basis, the compensation committee has executive sessions with no executive officers present. Periodically, the chief executive officer may be asked to attend a specific executive session to review the performance and compensation of other executive officers. The compensation committee may from time to time request the attendance of independent compensation consultants at its meetings as well as at executive sessions.

The compensation committee has the authority to engage the services of outside advisors, experts, and others to assist the committee. In 2006 the Company, at the direction of the compensation committee, retained the compensation consulting firm of Radford Surveys and Consulting ("Radford") to assist the compensation committee in evaluating our compensation practices and to assist in developing and implementing the executive compensation program and philosophy. In February 2007 the compensation committee retained Radford directly. In 2006, Radford developed a competitive peer group, using criteria such as stage of development, employee size and market capitalization. Radford reviewed data on this peer group, as well as additional data provided through market survey sources that reflect companies of comparable size and complexity in the biotechnology industry, to perform analyses of competitive performance and compensation levels. It also met with the members of the compensation committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the markets in which we compete. Radford developed recommendations that were reviewed by the compensation committee and the board of directors in connection with developing and approving our compensation plan. Our executive compensation plan consists of the following principal components: base salary, annual cash bonuses, long-term incentive compensation, change of control benefits and benefit plans generally available to all employees.

Benchmarking is one component in determining executive officer compensation. The compensation committee compares annual base salaries, total cash compensation and long-term incentive compensation to compensation at certain peer companies we benchmark against. In the first quarter of 2006 Radford provided an analysis of data from the following 18 selected public companies: ACADIA Pharmaceuticals Inc., Adolor Corporation, Anadys Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Atherogenics, Inc., Corcept Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, Dov Pharmaceutical, Inc., Dynavax Technologies Corporation, Genitope Corporation, Inhibitex, Inc., NeoPharm, Inc., Nuvelo, Inc., Pain Therapeutics, Inc., Progenics Pharmaceuticals, Inc., Renovis, Inc. and Threshold Pharmaceuticals, Inc. The compensation committee used the market survey data as one resource to assess the appropriate level of executive compensation for fiscal 2007 and not as a stand-alone tool.

The compensation committee seeks to target (i) base salaries to result in annual salaries equal to the market 50th – 60th percentile as among our peer groups, (ii) total cash compensation of base salary plus annual performance incentives to result in cash compensation equal to the market 50th percentile as among our peer groups and (iii) long-term equity incentive compensation to result in compensation equal to the market 50th percentile as among our peer groups. We believe our named executive officer compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

In the fourth quarter of 2007 Radford reassessed the peer group for purposes of benchmarking and provided an analysis of data from the following 18 selected public companies: Acadia Pharmaceuticals, Inc., Adolor Corporation, Arena Pharmaceuticals, Inc., Avigen, Inc., Corcept Therapeutics, Inc., Cytokinetics, Incorporated, Dendreon Corporation, DURECT Corporation, Dynavax Technologies Corporation, Genitope Corporation, ISTA Pharmaceuticals, Inc., Kosan Biosciences Incorporated, NeurogesX, Inc., Pain Therapeutics, Inc., Penwest Pharmaceuticals Co., POZEN Inc., Progenics Pharmaceuticals, Inc. and Tercica, Inc. The compensation committee used the market survey data as one resource to assess the appropriate level of executive compensation for fiscal 2008 and not as a stand-alone tool.

Design and Elements of our Compensation Program

Compensation is broken out into the following components:

•	Base Salary;

•	Annual Cash Bonuses;

•	Long-Term Equity Incentive Program; and

•	Other Compensation and Benefits.

Each component of compensation is evaluated based on the factors discussed in each section below.

Base Salary. Base salaries for our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The compensation committee seeks to set named executive officer base salaries within the competitive range of salaries based on the 50th – 60th percentile range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. The compensation committee defines the competitive range to be within 10% of the 50th – 60th percentile range of salaries in the market survey data. However, the compensation committee also takes into account specific retention factors for certain positions as well as internal pay equity, and thus benchmarks serve only as one source in determining base salary levels. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries are intended to compensate individuals for the knowledge and experience that they bring with them to the organization and for building on those skills over time. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. According to the market survey data of the peer group discussed above that was reviewed by the compensation committee, the 2007 base salaries for Messrs. McLaughlin, Huang, Broderick, and Ms. Donahue were within the competitive range of salaries. The 2007 base salaries for Messrs. Regan and Powers were above the competitive range due to their level of experience and scope of responsibilities. We believe that the base salaries paid to our named executive officers during fiscal year 2007 achieve our executive compensation objectives, compare to our peer group and are within our target of providing base salary at the market median. In February 2007, during the annual review of base salaries, the compensation committee approved base salary increases for each named executive officer, none of which exceeded five and a half percent of the named executive officer’s base salary for fiscal 2006. In July 2007, the compensation committee approved an additional salary increase for Mr. Regan in connection with a promotion. In October 2007, the compensation committee approved an additional salary increase for Ms. Donahue in connection with a promotion. The compensation committee determined the base salary increases based on the analysis of the market survey data of the peer group as well as internal pay equity and specific retention factors.

In February 2008, during the annual review of base salaries, the compensation committee approved 2008 salary increases for Messrs. Regan and Broderick. In February 2008, the full board, at the recommendation of the compensation committee, approved a 2008 salary increase for Mr. McLaughlin. The compensation committee determined the base salary increases based on the analysis of the market survey data. Each salary increase was in accordance with the compensation committee's established salary guidelines. The compensation committee determined that no further salary increase was warranted for Ms. Donahue given her recent salary increase in connection with a promotion in October 2007.

Annual Cash Bonuses. Annual cash bonuses are used to motivate executive officers to meet short-term product results, annual operational goals, and individual objectives established by the compensation committee and the chief executive officer as part of the performance management process. The compensation committee recommends the annual cash bonus for the chief executive officer to the full board and approves the annual cash bonus for each other named executive officer based on the chief executive officer’s recommendations. We use annual cash bonuses specifically to align compensation with the achievement of specified business objectives and specific individual performance. The compensation committee seeks to set total cash compensation, base salary plus annual cash bonuses, within the competitive range of total cash compensation based on the median of the range of total cash compensation for executives in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. The compensation committee defines the competitive range to be within 15% of the median total cash compensation in the range of total cash compensation in the market survey data. The compensation committee takes into account specific retention factors for certain positions as well as internal pay equity, and thus benchmarks serve only as one source in determining annual cash bonuses.

Our compensation committee established bonus amounts to be paid in 2008 for performance in 2007 at (i) up to 30% of base salary for each of our named executive officers, excluding our chief executive officer, and (ii) up to 45% of base salary for our chief executive officer. The compensation committee linked approximately 75% of each named executive officer’s bonus to the achievement of corporate goals and milestones and approximately 25% to the achievement of individual objectives. The chief executive officer’s bonus was based 100% on corporate achievement. The corporate goals and milestones for 2007 depended on the achievement of various weighted performance objectives. These objectives can be divided into three primary categories: (i) preclinical and clinical development milestones and objectives for Zingo and Adlea, (ii) business development objectives, and (iii) internal business and financial objectives. The business development and financial objectives included equity financing goals, collaboration and licensing goals as well as goals relating to employment matters. The goals were set with weightings that would result in an overall achievement ranging from 0% to 125% depending on the overall performance of the Company. The compensation committee determined in January 2008 that the Company had met some, but not all of its goals for 2007. The actual amount of bonuses for 2007 was determined by the compensation committee in February 2008 following a review of the achievement of overall corporate goals and milestones and each named executive officer’s individual performance and contributions. The compensation committee approved 2007 bonus payouts for Messrs. Broderick and Regan and Ms. Donahue in February 2008. The full board approved a 2007 bonus payout for Mr. McLaughlin in February 2008 based on the recommendation of the compensation committee. Mr. McLaughlin received a bonus payout of approximately 28% of his base salary, and Messrs. Broderick and Regan and Ms. Donahue each received a bonus payout of approximately 21% of their respective base salaries. The bonus payouts were below the target amounts set by the compensation committee in 2007 due to the fact that the company did not meet all of its goals for 2007. Mr. Powers tendered his resignation on February 7, 2008, and did not receive a bonus for 2007. Mr. Huang separated employment in October 2007, and he received a bonus for consulting services rendered in 2007 in connection with his ongoing consulting agreement with the Company.

According to the market survey data of the peer group discussed above that was reviewed by the compensation committee, the 2007 total cash compensation for Messrs. McLaughlin, Broderick, Regan and Ms. Donahue were within the competitive range of total cash compensation. The 2007 total cash compensation for Mr. Powers was below the competitive range due to the fact that he was not eligible to receive a bonus for

2007. The 2007 total cash compensation paid to Mr. Huang as an employee was below the competitive range due to the fact that he separated employment with the Company in October 2007. The 2007 total cash compensation paid to Mr. Huang, including amounts paid to him as a consultant, was within the competitive range of total cash compensation.

The compensation committee also determined in January 2008 that the bonus amounts to be paid in 2009 for performance in 2008 would be targeted at (i) up to 30% of base salary for each of our named executive officers, excluding our chief executive officer, with approximately 75% of each named executive officer's bonus linked to the achievement of corporate goals and milestones and approximately 25% of each named executive officer's bonus linked to the achievement of individual objectives, and (ii) up to 45% of base salary for our chief executive officer, with 100% of the chief executive officer's bonus linked to the achievement of corporate goals.

Long-Term Equity Incentive Program. Long-term equity incentives, which have historically been delivered predominantly via stock options, are used to ensure executive alignment with the Company’s stockholders through stock price appreciation and long-term retention of the executive team. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards and facilitates long-term thinking and business planning. The compensation committee seeks to target long-term incentives within the competitive range of long-term incentives based on the median of the range of long-term incentives for executives in similar positions and with similar responsibilities at comparable companies, such as the peer companies discussed above. In determining grants of long-term incentives, the compensation committee also takes into account specific retention factors for certain positions, each executive officer’s ability to impact our results that drive stockholder value, the executive officer’s organization level and the executive officer’s potential to take on roles of increasing responsibility. In addition, the compensation committee considers the executive officer’s unvested options, as we believe the vesting of options over time is important to the future performance of our executive officers. The compensation committee also considers the executive officer’s total potential ownership as a percent of company compared to its peers. The compensation committee also reviews overall dilution to stockholders that may result from annual grants to the executive officers. In 2007, the compensation committee sought to target total option grants to all directors, executive officers, employees and consultants at approximately four percent of the total outstanding stock.

In February 2007, the compensation committee approved the grant of stock options and restricted stock awards to Messrs. Broderick, Gennevois, Huang, and Regan and Ms. Donahue in connection with the compensation committee’s annual performance review process. The compensation committee determined that a mix of stock options and restricted stock awards was appropriate to provide retention benefits in light of the volatile nature of the stock while minimizing dilution to stockholders. In March 2007, the full board approved the grant of stock options and a restricted stock award to Mr. McLaughlin based on the recommendation of the compensation committee in connection with the compensation committee’s annual performance review. In July 2007, the compensation committee approved the grant of stock options and a restricted stock award to Mr. Regan in connection with a promotion. In October 2007, the compensation committee approved the grant of stock options to Ms. Donahue in connection with a promotion. According to the market survey data of the peer group discussed above that was reviewed by the compensation committee, the 2007 long-term incentives for Messrs. McLaughlin, Huang, Broderick, Regan and Gennevois and Ms. Donahue were within the competitive range of long-term incentives for the peer group. Mr. Powers did not receive any long-term incentives in 2007. Equity forms a key part of overall compensation of the named executive officers and will be considered each year as part of the annual performance review process.

In February 2008, in connection with the compensation committee's annual review process, the compensation committee approved 2008 long-term equity incentive awards for Messrs. Regan and Broderick and Ms. Donahue. In February 2008, the full board approved a long-term incentive equity award for Mr. McLaughlin based on the recommendation of the compensation committee. All equity awards were determined based on previously determined compensation committee guidelines and upon the analyses done by Radford.

The 1999 Equity Incentive Plan was adopted in July 1999 and provided for the issuance of stock options. The Company’s board of directors adopted in December 2003 and the stockholders approved in January 2004 the reservation of an additional 250,000 shares of common stock for issuance under the 1999 Equity Incentive Plan and to rename it the 2003 Equity Incentive Plan (the “2003 Plan”), to become effective upon the effective date of the initial public offering. The board of directors adopted in October 2005 and the stockholders approved in December 2005 the reservation of an additional 1,800,000 shares of common stock for issuance under the Plan. The aggregate number of shares of common stock that may be currently issued pursuant to stock awards granted under the 2003 Plan is 7,138,279 shares, which amount will be increased annually on January 1st for the life of the 2003 Plan by the lesser of (a) 5% of the number of shares of common stock outstanding on such date or (b) 2,500,000 shares of common stock. However, the compensation committee of the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date. On January 1, 2008, the compensation committee approved the annual evergreen increase of 1,615,136 shares to be reserved under the 2003 Plan, which was equivalent to 4% rather than 5%, of the total number of shares of common stock of the Company outstanding on January 1, 2008. After the increase of the additional evergreen shares to the 2003 Plan reserves, on January 1, 2008, 3,171,705 shares of common stock were issued and outstanding and 3,385,872 shares were reserved for future issuance under the 2003 Plan.

Stock awards granted under the 2003 Plan may be either (i) options, (ii) restricted stock awards, (iii) stock appreciation rights, (iv) phantom stock or (v) other stock awards. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Stock awards may be granted with vesting terms as determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated.

The board of directors adopted in December 2003 and the stockholders approved in January 2004 the 2003 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to non-employee directors upon election to the Board and after each annual meeting held by the Company. The aggregate number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 762,500 shares, which amount will be increased annually on January 1, from 2009 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. On January 1, 2008, pursuant to the terms of the Directors’ Plan, the Company automatically added an additional 170,000 shares to the Directors’ Plan, which was equivalent to the number of shares granted in the prior year under the Directors’ Plan. After the increase of the additional evergreen shares to the Directors’ Plan reserves, on January 1, 2008, 277,500 shares of common stock were issued and outstanding and 485,000 shares were reserved for future issuance under the Directors’ Plan.

Stock options may include a provision whereby the holder, while an employee, director, or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Upon termination of services, any unvested shares so exercised are subject to repurchase by the Company at a price equal to the original exercise price of the stock. This right of repurchase will lapse with respect to the option shares that have vested upon termination of services. On January 1, 2008, no shares of common stock acquired through the exercise of options are subject to the Company’s right of repurchase.

Other Compensation and Benefits. We provide benefit programs to executive officers and to other employees, including health and welfare programs. The Company provides these benefits to remain competitive with our peers in attracting and retaining the best possible employee talent. We do not have any special benefit programs for our executive officers other than the Executive Change in Control and Severance Benefit Plan discussed on page 26.

Perquisites. We believe perquisites for executive officers should be extremely limited in scope and value. As a result, we have historically given nominal perquisites to our executive officers, if any. In 2007, we provided some nominal perquisites to our named executive officers as disclosed in the Summary Compensation Table on page 27.

Termination Benefits for Named Executive Officers

John P. McLaughlin

In November 1999, we entered into a letter agreement with John P. McLaughlin, our chief executive officer, pursuant to which Mr. McLaughlin may only be terminated without cause upon the affirmative vote of two-thirds of the directors then in office, excluding Mr. McLaughlin. In the event we terminate Mr. McLaughlin’s employment without cause, he will receive six months of salary in a lump sum payment and we will continue to pay for his medical benefits for six months following such termination. Mr. McLaughlin’s letter agreement does not possess a termination date.

Richard P. Powers

In October 2001, we entered into an offer letter with Richard P. Powers, our former vice president and chief financial officer. In February 2008, Mr. Powers' employment with the Company was terminated through mutual agreement. As a result, Mr. Powers will receive salary, bonus and medical benefits for a period of six months after the date of the termination and accelerated vesting of his unvested stock options equal to six months. The amount of these severance benefits is equal to the amount Mr. Powers would have received under his offer letter had his employment with the Company been terminated without cause.

In February 2008, Mr. Powers entered into a consulting agreement with the Company, whereby Mr. Powers receives $350 per hour for any consulting services. The consulting agreement also provides that Mr. Powers may exercise his stock options up to three months after the termination of the consulting agreement.

Patrick A. Broderick

In May 2004, we entered into an offer letter with Patrick A. Broderick, our Vice President and General Counsel. The offer letter provides that in the event Mr. Broderick’s position is eliminated as the result of a change in control, he is entitled to receive salary, bonus and health benefits for a period of six months after the date of such termination. Mr. Broderick’s offer letter does not possess a termination date.

James Huang

In August 2002, we entered into an offer letter with James Huang, our former President. In October 2007, Mr. Huang resigned as President of the Company. Mr. Huang did not receive any termination benefits as a result of this termination. After his termination, Mr. Huang entered into a consulting agreement with the Company, whereby until March 31, 2008 he received $3,014 semi-monthly from the Company and thereafter receives $1,507 semi-monthly. Mr. Huang also receives $500 per month to defray costs of his home office. In addition, under the consulting agreement, Mr. Huang received $76,800 in bonus compensation for performance in 2007. The consulting agreement also provides that the vesting of all equity grants to Mr. Huang, except one grant of restricted shares made to him by the Company on February 6, 2008, will stop on June 30, 2008. Mr. Huang may exercise his stock options up to three months after the termination of the consulting agreement, which is currently scheduled to terminate on December 31, 2008.

Daniel Gennevois

In July 2003, we entered into an offer letter with Daniel Gennevois, our former Vice President of Medical Affairs. In March 2007, Dr. Gennevois resigned from the Company. Dr. Gennevois did not receive any termination benefits as a result of this termination. After his termination, Mr. Gennevois entered into a consulting agreement with the Company, whereby he receives $300 per hour for his services. The consulting agreement also provides that Dr. Gennevois may exercise his stock options up to three months after the termination of the consulting agreement, which is currently scheduled to terminate on June 30, 2008.

Executive Change in Control and Severance Benefit Plan. On July 29, 2005, our Board of Directors approved the Executive Change in Control and Severance Benefit Plan, or the Change in Control Plan. Pursuant to the Change in Control Plan, our chief executive officer, chief financial officer, senior vice presidents and vice presidents, each an eligible employee under the Change in Control Plan, will be entitled to certain benefits in the event of a covered termination. We provide benefits under the Change in Control Plan because we believe, in the event of a potential change of control, the benefits promote the ability of our executive officers to act in the best interest of our stockholders without regard for the potential impact on their own job position. A covered termination in general means either: (a) an involuntary termination without cause which occurs within three months prior to, or 12 months following, the effective date of a change of control, or (b) a constructive termination which occurs within 12 months following the effective date of a change of control. In general, in the event of a covered termination, an eligible employee will be entitled to receive: (a) cash severance payments equal to (i) 50% of the eligible employee’s annual base salary and (ii) a pro rata portion of the eligible employee’s annual target cash bonus; (b) continued health insurance coverage for six months; and (c) outplacement assistance for three months. In order to receive benefits under the Change in Control Plan, an eligible employee will be required to execute a general waiver and release at the time of the covered termination.

In January 2008, the compensation committee reviewed benchmark data prepared by Radford of executive change in control benefits among our peer group companies identified in the fourth quarter of 2007 and found that the cash severance benefits specified in the Change in Control Plan were significantly below competitive market range. The compensation committee amended the Change in Control Plan in March 2008 to bring the cash severance benefits in line with competitive practices and to further ensure that executive officers act in the best interest of our stockholders without regard for the potential impact on their own job positions in the event of a potential change in control. The cash severance benefits an employee receives in the event of a covered termination under the plan was amended as follows: (a) the chief executive officer will be entitled to receive cash severance payments equal to (i) two times the eligible employee’s annual base salary and (ii) the eligible employee’s annual target cash bonus, and (b) all other executive officers will be entitled to receive cash severance payments equal to (i) one times the eligible employee’s annual base salary and (ii) the eligible employee’s annual target cash bonus.

Board Process. On at least an annual basis, the compensation committee approves all compensation and awards to our named executive officers. In reviewing compensation, the compensation committee reviews a number of factors involving Company and individual performance. With respect to equity compensation awarded to other employees, the compensation committee currently grants stock options and restricted stock awards, generally based on guidelines approved by the compensation committee with input from the chief executive officer on individual performance. The compensation committee reviews the chief executive officer’s compensation at least annually and recommends applicable changes to the full board for approval.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31 2007 and 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, its three other most highly compensated executive officers at December 31, 2007 and two former executive officers who departed from the Company during the fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Mr. John P. McLaughlin,	2007	417,384	93,683		2,041,333		118,000		4,532		2,674,932
Chief Executive Officer	2006	395,625	—		2,423,471		169,130		4,532		2,992,758

Mr. Richard P. Powers,	2007	298,354	—		397,320		—		5,084		700,758
Chief Financial Officer(4)	2006	295,400	—		445,010		63,142		5,084		808,636

Mr. James Z. Huang,	2007	333,794	26,147	(7)	663,464	(8)	76,800	(9)	60,251	(6)	1,160,456
President(5)	2006	342,875	—		657,859		130,293		3,740		1,134,767

Mr. Patrick A. Broderick,	2007	280,261	18,847		507,081		60,000		3,860		870,049
Vice President and General Counsel	2006	266,915	—		377,704		77,072		3,029		724,720

Mr. John X. Regan,	2007	283,027	20,792		401,017		60,000		4,052		768,888
Sr. Vice President, Operations(10)

Ms. Nancy E. Donahue,	2007	249,421	18,847		170,500		55,000		3,740		497,508
Sr. Vice President, Marketing(11)

Dr. Daniel J. Gennevois,	2007	77,487	15,477	(14)	207,708	(15)	—		4,480	(13)	305,152
Vice President, Medical Affairs(12)	2006	275,860	—		451,259		104,655		4,052		835,826

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 and 2007 in accordance with FAS 123(R). For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. For a complete description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(2)	Represents amounts paid under the Company’s 2006 Bonus Program during 2007 and amounts paid under the Company’s 2007 Bonus Program during 2008, respectively.
(3)	Represents term life insurance premiums and 401(k) company matching contributions.
(4)	Mr. Powers’ employment with the Company terminated effective February 29, 2008.
(5)	Mr. Huang’s employment with the Company terminated effective October 22, 2007.
(6)	Includes $41,739 accrued sabbatical leave and $14,802 earned as a consultant through December 31, 2007.
(7)	Includes $3,909 in restricted stock award expense attributable to Mr. Huang as a consultant.
(8)	Includes $14,038 in stock option award expense attributable to Mr. Huang as a consultant.
(9)	Amount represents bonus paid to Mr. Huang as a consultant.
(10)	Mr. Regan became a Named Executive Officer in 2007.
(11)	Ms. Donahue became a Named Executive Officer in 2007.
(12)	Dr. Gennevois’ employment with the Company terminated effective March 5, 2007.
(13)	Includes $2,400 earned as a consultant through December 31, 2007.
(14)	Amount represents restricted stock award expense attributable to Dr. Gennevois as a consultant.
(15)	Includes $33,868 in stock option award expense attributable to Dr. Gennevois as a consultant.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. John P. McLaughlin	3/29/07	—	50,000	(4)	—	358,500
	3/29/07	—	125,000		7.20	604,063
	—	187,823	—		—

Mr. Richard P. Powers(5)	—	89,506	—		—	—

Mr. James Z. Huang(6)	2/6/07	—	12,000	(4)		95,760
	2/6/07	—	30,000		8.05	164,460
	—	150,213	—		—	—

Mr. Patrick A. Broderick	2/6/07	—	8,000	(4)	—	63,840
	2/6/07	—	20,000		8.05	109,640
	—	84,078	—		—	—

Mr. John X. Regan	2/6/07	—	8,000	(4)	—	63,840
	2/6/07	—	20,000		8.05	109,640
	7/24/07	—	2,000	(4)	—	13,320
	7/24/07	—	5,000		6.57	21,665
	—	84,908	—		—	—

Ms. Nancy E. Donahue	2/6/07	—	8,000	(4)	—	63,840
	2/6/07	—	20,000		8.05	109,640
	10/15/07	—	15,000		6.49	63,155
	—	74,826	—		—	—

Dr. Daniel J. Gennevois(7)	2/6/07	—	10,000	(4)	—	79,800
	2/6/07	—	25,000		8.05	137,050
	—	89,100	—		—	—

(1)	Actual amounts earned by our Named Executive Officers for 2007 are shown in the column entitled “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table.
(2)	Represents the closing sales price per share of our common stock on the NASDAQ Global Market on the day prior to the grant date pursuant to the terms of our 2003 Equity Incentive Plan.
(3)	Amount represents the total fair value of stock options granted to our Named Executive Officers in 2007, calculated in accordance with FAS 123(R). See Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(4)	Represents shares of restricted stock granted at no cost.
(5)	Mr. Powers' employment with the Company terminated effective February 29, 2008.
(6)	Mr. Huang’s employment with the Company terminated effective October 22, 2007.
(7)	Dr. Gennevois’ employment with the Company terminated effective March 5, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2007 for all of our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#) (a)	Weighted-average exercise price of outstanding options, warrants and rights($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#) (c)
Equity compensation plans approved by security holders	3,449,205	8.07	3,091,785
Equity compensation plans not approved by security holders	10,000	4.80	0

Total	3,459,205	8.06	3,091,785

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END.

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. John P. McLaughlin	66,250	(4)	—	4.80	4/2/2013	50,000	250,000
	125,000	(5)	—	8.00	11/18/2013
	25,000	(6)	—	9.00	4/28/2015
	25,000	(7)	—	9.80	1/3/2015
	250,000	(8)	—	7.46	5/10/2016
	125,000	(9)	—	7.20	3/29/2017

Mr. Patrick A. Broderick	7,875	(6)	—	9.00	4/28/2015	8,000	40,000
	15,000	(10)	—	9.80	12/15/2014
	25,000	(11)	—	9.80	7/6/2014
	80,000	(8)	—	7.46	5/10/2016
	20,000	(9)	—	8.05	2/6/2017

Mr. James Z. Huang(12)	20,000	(5)	—	8.00	11/18/2013	22,000	110,000
	7,875	(6)	—	9.00	4/28/2015
	25,000	(13)	—	10.08	9/23/2015
	3,750	(14)	—	9.80	2/17/2015
	8,750	(7)	—	9.80	1/3/2015
	225,000	(8)	—	7.46	5/10/2016
	30,000	(9)	—	8.05	2/6/2017

Mr. Richard P. Powers(15)	11,562	(4)	—	4.80	4/2/2013	—	—
	12,500	(5)	—	8.00	11/18/2013
	7,875	(6)	—	9.00	4/28/2015
	4,200	(14)	—	9.80	2/17/2015
	6,250	(16)	—	9.80	7/30/2014
	8,750	(7)	—	9.80	1/3/2015
	80,000	(8)	—	7.46	5/10/2016

Mr. John X. Regan	9,375	(17)	—	4.80	11/6/2012	10,000	50,000
	11,250	(5)	—	8.00	11/18/2013
	7,875	(6)	—	9.00	4/28/2015
	1,525	(14)	—	9.80	2/17/2015
	3,750	(18)	—	9.80	10/5/2014
	8,750	(7)	—	9.80	1/3/2015
	80,000	(8)	—	7.46	5/10/2016
	20,000	(9)	—	8.05	2/6/2017
	5,000	(19)	—	6.57	7/24/2017

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ms. Nancy E. Donahue	20,500	(20)	—	10.20	9/22/2015	8,000	40,000
	80,000	(8)	—	7.46	5/10/2016
	20,000	(9)	—	8.05	2/6/2017
	15,000	(21)	—	6.49	10/15/2017

Dr. Daniel J. Gennevois(22)	3,125	(23)	—	4.80	7/15/2013	10,000	50,000
	6,250	(5)	—	8.00	11/18/2013
	7,875	(6)	—	9.00	4/28/2015
	1,400	(14)	—	9.80	2/17/2015
	8,750	(7)	—	9.80	1/3/2015
	3,750	(18)	—	9.80	10/5/2014
	100,000	(8)	—	7.46	5/10/06
	25,000	(9)	—	8.05	2/6/2017

(1)	All shares are immediately exercisable prior to vesting pursuant to the terms of the option agreements under which the shares were granted.
(2)	Represents the closing sales price per share of our common stock on the NASDAQ Global Market on the day prior to the grant date pursuant to the terms of our equity plans.
(3)	All shares expire ten years from original date of grant.
(4)	Option shares vest as follows: 1/48 of the shares vested monthly in equal increments from 1/1/03 over a four year period.
(5)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 11/18/03 over a four year period.
(6)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 4/28/05 over a four year period.
(7)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 1/3/05 over a four year period.
(8)	Option shares vest as follows: 1/4 of the shares vested on 5/10/07 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(9)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/6/07 over a four year period.
(10)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 12/15/04 over a four year period.
(11)	Option shares vest as follows: 1/4 of the shares vested on 7/6/05 and the remaining shares vest monthly in equal increments thereafter for 3 years.
(12)	Mr. Huang’s employment with the Company terminated effective October 22, 2007.
(13)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 9/23/05 over a four year period.
(14)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 2/17/05 over a four year period.
(15)	Mr. Powers’ employment with the Company terminated effective February 29, 2008.
(16)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 7/30/04 over a four year period.
(17)	Option shares vest as follows: 1/4 of the shares vested on 12/17/03 and the remaining shares vested monthly in equal increments thereafter for 3 years.

(18)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 10/5/04 over a four year period.
(19)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 7/24/07 over a four year period.
(20)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 9/22/05 over a four year period.
(21)	Option shares vest as follows: 1/48 of the shares vest monthly in equal increments from 10/15/07 over a four year period.
(22)	Dr. Gennevois’ employment with the Company terminated effective March 5, 2007.
(23)	Option shares vest as follows: 1/48 of the shares vested monthly in equal increments from 7/15/03 over a four year period.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

None of our Named Executive Officers exercised any stock options or vested in any restricted stock awards during the year ended December 31, 2007.

PENSION BENEFITS

Anesiva currently does not sponsor any pension or retirement plans for our Named Executive Officers and directors, thus, none of our Named Executive Officers or directors participated in, or otherwise received any benefits under any pension or retirement plan sponsored by us during the year ended December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

None of our Named Executive Officers or directors earned any nonqualified deferred compensation benefits from us during the year ended December 31, 2007.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Total ($)
James N. Campbell(3)	12,137	49,571	46,903	108,611
Charles M. Cohen(4)	19,000	—	134,917	153,917
Thomas J. Colligan(5)	48,000	21,333	263,187	332,520
Carter H. Eckert(6)	39,750	—	134,917	174,667
Rodney A. Ferguson(7)	52,750	—	236,356	289,106
James A. Harper(8)	13,768	—	39,235	53,003
Arnold L. Oronsky(6)	43,250	—	134,917	178,167
Michael F. Powell(6)	39,250	—	134,917	174,167
Robert L. Zerbe(6)	38,250	—	134,917	173,167

(1)

Represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with FAS 123(R) (excluding any risk of forfeiture, per SEC regulations). For a complete description of the assumptions made in determining the

FAS 123(R) valuation, please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	The grant date fair value, as calculated in accordance with FAS 123(R) and using a Black-Scholes model, of the stock option awards granted during 2007 for each of the directors listed in the table, was as follows: Dr. Campbell, $207,535; Dr. Cohen, $49,949; Mr. Colligan, $49,949; Mr. Eckert, $49,949; Dr. Ferguson, $49,949; Mr. Harper, $257,050; Dr. Oronsky, $49,949; Dr. Powell, $49,949; and Dr. Zerbe, $49,949. Please refer to Note 1-Stock Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of assumptions made in determining the grant date fair value of our equity awards.
(3)	Mr. Campbell joined the Board on June 29, 2007. As of December 31, 2007, Mr. Campbell held options to purchase up to a total of 60,000 shares of our common stock, of which all shares were immediately exercisable and 16,250 shares were vested. In addition, prior to becoming a director, Mr. Campbell received from the Company a grant of 20,000 shares of restricted stock that vested in full on April 27, 2007 and all shares were released to him on that date.
(4)	Dr. Cohen resigned from the Board of Directors on June 11, 2007. At that time, he held options to purchase up to a total of 67,500 shares of our common stock, of which 32,656 were vested. Pursuant to the terms of his option agreements, all option shares granted to Dr. Cohen expired unexercised on September 11, 2007. Dr. Cohen received no restricted stock from the Company during his tenure.
(5)	As of December 31, 2007, Mr. Colligan held options to purchase up to a total of 85,000 shares of our common stock, of which all shares were immediately exercisable and 60,259 shares were vested. Mr. Colligan also received from the Company a grant of 2,500 shares of restricted stock, of which 1,250 shares vested on February 17, 2007 and were released to him.
(6)	As of December 31, 2007, Drs. Oronsky and Zerbe, and Messrs. Eckert and Powell each held options to purchase up to a total of 67,500 shares of our common stock, of which all shares were immediately exercisable and each director held 44,583 vested shares. To date, no restricted stock has been granted by the Company to Drs. Oronsky and Zerbe, and Messrs. Eckert and Powell.
(7)	As of December 31, 2007, Mr. Ferguson held options to purchase up to 82,500 shares of our common stock, of which all shares were immediately exercisable and 59,583 shares were vested. To date, no restricted stock has been granted by the Company to Dr. Ferguson.
(8)	As of December 31, 2007, Mr. Harper held options to purchase up to 50,000 shares of our common stock, of which all shares were immediately exercisable and 7,291 shares were vested. To date, no restricted stock has been granted by the Company to Mr. Harper.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our Audit Committee, the Audit Committee is charged with reviewing all related party transactions for potential conflict of interest situations and is also responsible for approving such related party transactions. Pursuant to Anesiva’s Code of Conduct, all of our directors, executive officers and employees are required to report to the compliance officer under the Code of Conduct any conflicts of interest, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to Anesiva, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Anesiva, as the Audit Committee determines in the good faith exercise of its discretion.

There were no "related party" transactions arising during 2007 requiring disclosure under applicable NASDAQ listing standards, SEC rules and regulations or Anesiva policy and procedures, other than:

•

An offering of our common stock on Form S-3 on December 12, 2007, in which entities associated with InterWest Partners and Sofinnova Ventures purchased common stock worth approximately $8 million and $15 million, respectively. The total value of the offering was approximately $50 million. Dr. Arnold Oronsky, who serves on our Board of Directors, is a general partner at InterWest Partners and Dr. Michael F. Powell, who serves on our Board of Directors, is a managing director at Sofinnova Ventures. This transaction was approved by the Audit Committee.

•

A license agreement by and between us and Dr. James N. Campbell and other parties, under which we will owe Dr. Campbell and the other parties up to $575,000 in milestone payments, in addition to royalty payments for any sales of the Adlea product. Dr. Campbell joined our Board of Directors in July 2007. The license agreement was entered into in August 2001, prior to Dr. Campbell joining our Board of Directors. No milestone or royalty payments were paid to Dr. Campbell in 2007.

•

We have entered into indemnification agreements with each of our directors and executive officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Anesiva stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or, direct your written request to our Secretary, care of Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California 94080, or call us at 650-624-9600, or email us at investors@anesiva.com. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Patrick A. Broderick
Patrick A. Broderick
Vice President, General Counsel and Secretary

April 7, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Investor Relations, Anesiva, Inc., 650 Gateway Boulevard, South San Francisco, California, 94080.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

Nominees:

FOR WITHHELD FOR ALL

01 Daniel S. Janney

02 James A. Harper

03 Arnold L. Oronsky, Ph.D.

04 Michael F. Powell, Ph.D.

FOR, except for the nominees you list below: ( Write that nominee’s name in the space provided below.)

2. RATIFY ELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR AGAINST ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian , please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/ansv

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at www.anesiva.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANESIVA, INC.

The undersigned hereby appoints John P. McLaughlin and Jean-Frederic Viret, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Anesiva, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held at 9:00 a.m., pacific time, on Thursday, May 8, 2008 at the Marriott San Francisco Airport, 1800 Old Bayshore Highway, Burlingame, California , 94010, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Anesiva, Inc. account online.

Access your Anesiva, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Anesiva, Inc., now makes it easy and convenient to get current information on you shareholder account.

• View account status

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